Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2019 Second Quarter and First Half Financial Results

Saint Paul, Minn., August 12, 2019 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its second quarter and first half ended June 30, 2019.

Second Quarter 2019 Financial Summary

  Second quarter royalties were $2.2 million, a decrease of 12 percent from the same period in the prior year.
  Second quarter product sales were $2.0 million, an increase of 47 percent from the same period in the prior year.
  Operating expenses totaled $2.4 million in the second quarter of 2019, a decrease of 11 percent from the prior year period.
  Capitalized software costs in the second quarter were $343,000 compared to $36,000 in the prior year period.
  Net income for the second quarter of 2019 totaled $647,000 compared to net income of $511,000 for the same period in the prior year.
  Cash balance increased to $4.2 million, up from $3.9 million at the end of the first quarter of 2019.

First Half 2019 Financial Summary

  Royalties for the first half of 2019 were $4.0 million, a decrease of 16 percent from the same period in the prior year.
  Product sales for the first half of 2019 were $3.6 million, an increase of 64 percent from the same period in the prior year.
  Operating expenses totaled $4.7 million in the first half of 2019, a decrease of 11 percent from the prior year period.
  Capitalized software costs in the first half of 2019 were $762,000 compared to $102,000 in the prior year period.
  Net income for the first half of 2019 totaled $955,000 compared to net income of $494,000 for the same period in the prior year.
  Cash balance remained consistent at $4.2 million when compared to the cash balance at the end of 2018.

Second-Quarter Results:

The 2019 second quarter revenue for Image Sensing Systems, Inc. ("ISS" or the "Company") was $4.2 million compared to $3.9 million in the second quarter of 2018. Gross margin for the second quarter of 2019 was 72 percent, a 10 percent decrease from a gross margin of 82 percent for the same period in 2018. The decrease in the gross margin percent was primarily the result of an individually significant, low margin sale into the Middle East region in the second quarter of 2019. Revenue from royalties was $2.2 million in the second quarter of 2019 compared to $2.5 million in the second quarter of 2018, a 12 percent decrease.

Exhibit 99.1

Product sales increased to $2.0 million in the second quarter of 2019, a 47 percent increase from $1.4 million in the second quarter of 2018. The increase in product sales resulted from the individually significant sale into the Middle East region in the second quarter of 2019 and no comparable sale in the same period in 2018. Autoscope video product sales and royalties were $307,000 and $2.2 million, respectively, and RTMS radar product sales were $1.7 million in the second quarter of 2019. Product sales gross margin for the second quarter of 2019 was 45 percent compared to 56 percent in the prior year period.  The decrease in sales gross margin is primarily the result of the aforementioned significant sale into the Middle East.

ISS’ net income in the second quarter was $647,000, or $0.12 per diluted share, compared to net income of $511,000, or $0.10 per diluted share, in the prior year period. The 2019 second quarter net income includes operating expenses of $2.4 million, an 11 percent decrease from the second quarter of 2018. The decrease is primarily due to the increase in capitalized costs in the second quarter of 2019 compared to the prior year period. During the second quarter of 2019, ISS capitalized $343,000 of internal software development costs compared to $36,000 in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the second quarter of 2019 was $844,000 compared to an operating income of $694,000 in the second quarter of 2018.

Exhibit 99.1

Year-to-Date Results:

ISS’ revenue for the first six months of 2019 was $7.6 million, a 10 percent increase from revenue of $6.9 million in the first six months of 2018. Sales gross margin for the first six months of 2019 was 74 percent, a 9 percent decrease from the prior year period. The decrease in gross margin was the result of a combination of a lower percentage of revenue from royalties and the aforementioned significant sale in the Middle East. Revenue from royalties was $4.0 million in the first six months of 2019 compared to $4.7 million in the same period in 2018, a 16 percent decrease. Product sales were $3.6 million in the first six months of 2019, a 64 percent increase from $2.2 million in the first six months of 2018.

The first six months of revenue for 2019 included Autoscope video product sales and royalties of $628,000 and $4.0 million, respectively, and RTMS radar product sales of $3.0 million. Product sales gross margin for the first six months of 2019 was 51 percent, a 6 percent decrease compared to the same period in the prior year.

The Company’s net income for the first six months of 2019 was $955,000, or $0.18 per diluted share, compared to a net income of $494,000, or $0.10 per diluted share, in the first six months of 2018. The first six months of 2019 net income includes operating expenses of $4.7 million, an 11 percent decrease from the same period in 2018. During the first six months of 2019, we capitalized $762,000 of software development costs compared to $102,000 in the first six months of 2018.

On a non-GAAP basis, excluding intangible asset amortization, depreciation and restructuring charges for the applicable periods, operating income for the first six months of 2019 was $1.4 million compared to an operating income of $851,000 in the first six months of 2018.

“The decline in Autoscope royalty revenue was influenced by delayed adoption of Vision in certain territories.  That said, we are encouraged by the year over year Vision growth and anticipate this trend continuing through the second half of 2019,” said Chad Stelzig, CEO for ISS.

“We have continued to experience double digit product sales growth, driven by our RTMS radar product line, consistent sales processes, and overall execution,” concluded Mr. Stelzig.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 14, 2019.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2019	2018	2019	2018
Revenue
Product sales	$2,020	$1,376	$3,641	$2,220
Royalties	2,205	2,517	3,956	4,683
	4,225	3,893	7,597	6,903
Cost of revenue	1,199	701	1,976	1,148
Gross profit	3,026	3,192	5,621	5,755

Operating expenses
Selling, general and administrative	1,682	1,765	3,349	3,526
Research and development	697	916	1,317	1,735
	2,379	2,681	4,666	5,261
Income from operations	647	511	955	494
Other income	-	-	-	-
Income before income taxes	647	511	955	494
Income tax expense	-	-	-	-
Net income	$647	$511	$955	$494

Basic net income per share	$0.12	$0.10	$0.18	$0.10
Diluted net income per share	$0.12	$0.10	$0.18	$0.10

Weighted shares - basic	5,244	5,206	5,234	5,194
Weighted shares - diluted	5,259	5,219	5,248	5,194

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$4,229	$4,236
Receivables, net	3,548	3,830
Inventories	681	1,289
Prepaid expenses and other current assets	463	410
	8,921	9,765
Property and equipment, net	407	346
Intangible assets, net	3,780	3,317
Deferred taxes	58	56
Operating lease asset, net	309	-
	$13,475	$13,484
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$426	$878
Warranty and other current liabilities	1,296	1,969
	1,722	2,847

Non-Current liabilities
Operating lease obligation	51	-

Shareholders’ equity	11,702	10,637
	$13,475	$13,484

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six-Month Periods Ended June 30,
	2019	2018
Operating activities
Net income	$955	$494

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	398	357
Stock option expense	104	123
Loss on disposal of assets	-	1
Changes in operating assets and liabilities	(513)	(274)
Net cash provided by operating activities	944	701

Investing activities
Capitalized software development costs	(762)	(102)
Purchases of property and equipment	(160)	(79)
Net cash used for investing activities	(922)	(181)

Financing activities
Stock for tax withholding and options exercised	(17)	(10)
Net cash used for financing activities	(17)	(10)

Effect of exchange rate changes on cash	(12)	(10)
Increase in cash and cash equivalents	(7)	500

Cash and cash equivalents at beginning of period	4,236	3,190
Cash and cash equivalents at end of period	$4,229	$3,690

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$5	$2
Capitalization of software development costs in accounts payable	-	-

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation, and restructuring charges for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2019	2018	2019	2018
Income from operations	$647	$511	$955	$494
Amortization of intangible assets	149	120	299	231
Depreciation	48	63	99	126
Restructuring charges	-	-	2	-
Non-GAAP income from operations	$844	$694	$1,355	$851

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.